Exhibit 10.13
NORTHFIELD BANK
Resolutions of the Board of Directors
          WHEREAS, over the last few years the Bank has updated all of its employment agreements with its senior executives and other agreements, plans and arrangements to bring them into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), to the extent applicable; and
          WHEREAS, certain expense reimbursement arrangements may be considered subject to the rules of Code Section 409A and, in such event, the documents that provide for such arrangements are required to provide additional conditions under which such expense reimbursements should occur; and
          WHEREAS, an expense reimbursement arrangement will not be subject to Code Section 409A and will be deemed exempt under the “short term deferral rule” of Code Section 409A if the expenses are reimbursed within two and one-half months following the end of the calendar year in which the expenses are incurred; and
          WHEREAS, the Bank desires to exempt its expense reimbursement arrangements from Code Section 409A.
          NOW THEREFORE, BE IT RESOLVED, that all expenses reimbursed under any employment agreement or any other agreement between the Bank and an executive or employee shall be reimbursed as soon as practicable, but in any event no later than two and one-half months after the end of the calendar year in which such expenses are incurred;
          RESOLVED FURTHER, that, to the extent applicable, this Resolution shall be deemed a clarification of every employment agreement and other arrangement under which the Bank reimburses the expenses of its executives and employees.